HollyFrontier Corporation Announces Special Dividend And 33 Percent Increase In Regular Dividend

•	Regular Quarterly Dividend Increased to $0.20 Per Share from $0.15 Per Share

•	Declares $0.50 Per Share Special Dividend

DALLAS, Texas, November 1, 2012 -- HollyFrontier Corporation (NYSE: HFC) ("HollyFrontier") announced today that its Board of Directors approved a 33 percent increase in the Company’s regular quarterly cash dividend to $0.20 per share from the current rate of $0.15 per share. This is the fourth increase in the regular dividend since our merger in July of 2011, representing a total increase of 166 percent. The regular dividend will be paid on December 21, 2012 to holders of record of common stock on December 10, 2012.

The Company also announced today a special cash dividend in the amount of $0.50 per share. The special dividend will be paid on November 30, 2012 to holders of record of common stock on November 15, 2012. This is the 5th special dividend declared by HollyFrontier this year and the 7th special dividend declared by HollyFrontier since August 2011.

Mike Jennings, CEO and President of HollyFrontier, said, "Our Board of Directors remains committed to returning capital to shareholders as evidenced by today’s announcement to issue a special dividend and raise our regular dividend 33 percent. Year to date, the Board of Directors has declared $3.10 of special and regular dividends representing an approximate 8 percent cash yield on today’s closing price of $38.54 per share. Including today’s announcement, HollyFrontier has returned almost $1.1 billion in capital to shareholders since our July 2011 merger.”

About HollyFrontier Corporation
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 44percent interest (including the 2percent general partner interest) in Holly Energy Partners, L.P.

Contact:
Julia Heidenreich, Investor Relations, (214) 871-3555

Information about HollyFrontier may be found on its website at http://www.hollyfrontier.com